Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Western Union Company for the registration of 18,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2007, with respect to the consolidated financial statements and schedules of The Western Union Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 6, 2007